Exhibit 3.1

CERTIFICATE OF ELIMINATION OF THE
SERIES A PREFERRED STOCK OF
TENAX THERAPEUTICS, INC.

(Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware)

Tenax Therapeutics, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), certifies as follows:

FIRST: The Certificate of Designations filed on December 8, 2011 (the “Series A Certificate of Designations”) and constituting part of the Corporation’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”), authorizes the issuance of 7,500 shares of preferred stock of the Corporation, par value $0.0001 per share, designated as Series A Preferred Stock (the “Series A Preferred Stock”).

SECOND: Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), the Board of Directors of the Corporation adopted the following resolutions:

RESOLVED, that none of the authorized shares of the Series A Preferred Stock are outstanding and none of the authorized shares of such series of preferred stock will be issued subject to the Certificates of Designations; and

RESOLVED, that the proper offices of the Company be, and they hereby are, severally authorized and directed to execute a Certificate of Elimination as provided by Section 151(g) of the DGCL in accordance with Section 103 of the DGCL, substantially in the form attached as an exhibit to these resolutions, with such changes therein as the officers executing the Certificate of Elimination may approve and as are permitted by the DGCL to be made by such officer, such approval to be conclusively evidenced by their execution of such Certificate of Elimination, and to file the same forthwith in the Office of the Secretary of State of the State of Delaware, and when such Certificate of Elimination becomes effective, all matters set forth in the Series A Certificate of Designations with respect to the Series A Preferred Stock shall be eliminated from the Certificate of Incorporation and the shares of the Series A Preferred Stock shall resume the status of authorized and unissued shares of preferred stock of the Corporation, without designation as to series.

THIRD: Pursuant to the provisions of Section 151(g) of the DGCL, all matters set forth in the Series A Certificate of Designations with respect to the Series A Preferred Stock hereby are eliminated from the Certificate of Incorporation, and the shares that were designated to such series hereby are returned to the status of authorized but unissued shares of preferred stock of the Corporation, without designation as to series.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be signed this 23rd day of February, 2015.

TENAX THERAPEUTICS, INC.

By:	/s/ John Kelley
Name:	John Kelley
Title:	Chief Executive Officer